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                               CERTIFICATE OF AMENDMENT
                                          TO
                    CERTIFICATE OF DESIGNATION, PREFERENCES AND
                       RELATIVE AND OTHER SPECIAL RIGHTS, AND
                    QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS
                            OF CLASS A PREFERRED STOCK

     DOBSON COMMUNICATIONS CORPORATION, an Oklahoma corporation (the "Corporation") does hereby certify that:

     FIRST: That the Corporation's Board of Directors, by the unanimous written consent of its members, filed with the minutes of the Board, duly adopted resolutions setting forth a proposed amendment to the Certificate of Designation, Preferences and Relative and Other Special Rights, and Qualifications, Limitations and Restrictions of Class A Preferred Stock of the Corporation, declaring such amendment to be advisable and calling a meeting of the shareholders of the Corporation for consideration thereof.

     Section 1 of the Certificate of Designation is proposed to be amended as follows:

          "1. DESIGNATION. The designation of such class is "Class A 5% Non-Cumulative, Non-Voting, Non-Convertible Preferred Stock" (hereinafter in this Certificate of Designation called the "Class A Preferred Stock"), and the number of shares constituting such class shall be 150,000, which number may not be decreased or increased by the Board of Directors without a vote of stockholders. All capitalized terms used in this Certificate of Designation and not otherwise defined shall have the meaning given to such terms in Section 10 hereof."

          Section 3 of the Certificate of Designation is proposed to be amended as follows:

          "3. LIQUIDATION PREFERENCE. (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, each holder of Class A Preferred Stock shall be entitled, after provision for the payment of the Corporation's debts and other liabilities and all liquidation preference amounts payable with respect to Senior Securities, to be paid in cash, together with holders of Parity Securities before any distribution is made on any Junior Securities, the aggregate Liquidation Value of all shares of Class A Preferred Stock and Parity Securities held by such holders. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the corporation distributable among the holders of all outstanding shares of the Class A Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled under the Certificate of Incorporation, then the entire net assets of the Corporation remaining after the pro-

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     vision for the payment of the Corporation's debts and other liabilities shall be distributed among the holders of the Class A Preferred Stock and Parity Securities ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

               (b) Holders of Class A Preferred Stock shall not be entitled to any additional distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation in excess of the preferential amount referred to in Section 3(a) above.

               (c)  The assets available for distribution pursuant to the
Section 3 shall be determined by applicable law."

          Section 10 of the Certificate of Designation is proposed to be amended by adding the following definitions:

               "Parity Securities" means the Corporation's Class D Preferred Stock, Class E Preferred Stock and, except with respect to Section 3, the Corporation's Class G Preferred Stock and Class H Preferred Stock.

               "Senior Securities" means the Corporation's 12 1/4% Senior Exchangeable Preferred Stock due 2008 and the Corporation's Class F Preferred Stock."

          SECOND: That, thereafter, the shareholders, including all holders of the issued and outstanding shares of the Corporation's Class A Preferred Stock, unanimously voted in favor of the Amendment pursuant to written consent given in accordance with the provisions of Section 73 of the Oklahoma General Corporation Act.

          THIRD: That such amendment was duly adopted in accordance with the provisions of Section 77 of the Oklahoma General Corporation Act.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Vice President and attested by its Assistant Secretary this 23rd day of December, 1998.

                                       DOBSON COMMUNICATIONS CORPORATION


                                       By /s/ Ronald L. Ripley
                                         -------------------------------------
Attest:                                  Ronald L. Ripley, Vice President

/s/ Trent LeForce
----------------------------------
Trent LeForce, Assistant Secretary

[Seal]


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